Exhibit 4.16

Translation

SUPPLEMENTARY AGREEMENT (25) TO POLYSILICON SUPPLY CONTRACT

Party B’s Contract No.: TCZ-A1130-0803-CGC-120-2015-W4

Buyer: Changzhou Trina Solar Energy Co., Ltd. (“Party A”)

Address: No.2 Tianhe Road, Trina PV Industrial Park, Xinbei District, Changzhou, Jiangsu

Seller: GCL-Poly (Suzhou) New Energy Co., Ltd. (“Party B”)

Address: Room 1901, Building 24, Times Square, Huachi Street, Suzhou Industrial Park, Jiangsu

The buyer and the seller entered into the Supplementary Agreement (24) to Polysilicon Supply Contract in relation to the supply of silicon wafers on February 12, 2015 (the buyer’s contract number is TCZ-A1130-0803-CGC-120-2015-W0, the seller’s contract number is SSC000119) (the “Original Contract”). After consultation on the basis of equality and freewill, both parties reach the following supplementary agreement to the Original Contract on March 16, 2015.

1.                                      Both parties agree to amend Clause 1.2.1 of the Original Contract as follows:

1)                                     the monthly purchase quantities set out in the Annual Purchase Schedule can be adjusted, provided that the amount increased or decreased through such adjustment shall not exceed 15% of the original amount. If a monthly purchase quantity set out in the Annual Purchase Schedule has been adjusted to 85% of the original amount, then such quantity will be referred as “Minimum Monthly Purchase Quantity”. Any difference between the actual monthly purchase quantity and the Minimum Monthly Purchase Quantity shall be deemed as the quantity of goods that the Buyer rejects to take the delivery.

2)                                     the annual purchase quantity for 2015 can be adjusted, provided that the amount increased or decreased through such adjustment shall not exceed 15% of the original amount. If the Buyer achieves an early completion of the annual purchase quantity as set out in Clause 1.1.1 in 2015, then the minimum monthly purchase quantity provided in this clause shall not be binding upon the Buyer for the remaining months of 2015.

2.                                      Any issues not covered in this Agreement shall be subject to the Original Contract. Should there be any conflicts between the Original Contract and this Agreement, this Agreement shall prevail.

3.                                      This Agreement shall take effect after being sealed by the buyer and the seller.

4.                                      This Agreement shall be made in seven copies, with the buyer holding two copies and the seller holding five copies. Each copy shall have the same legal effect.

(No Text Below)

Buyer: Changzhou Trina Solar Energy Co., Ltd. (Party A’s Seal)

Legal Representative or Authorized Representative (Signature):

[Company Seal is Affixed]

Date:

Seller: GCL-Poly (Suzhou) New Energy Co., Ltd. (Party B’s Seal)

Legal Representative or Authorized Representative (Signature): /s/

[Company Seal is Affixed]

Date: